Exhibit 99.1

Absci Reports Fourth Quarter and Full Year 2022 Financial and Operating Results

Advanced platform achieving multiple industry breakthroughs including creation and validation of de novo antibodies using zero-shot generative AI

10 new Active Programs in 2022, exceeding full-year guidance
VANCOUVER, Wash. and NEW YORK, March 30, 2023 – Absci Corporation (Nasdaq: ABSI), the generative AI drug creation company, today reported financial and operating results for the fourth quarter and year ended December 31, 2022.
"2022 was a transformational year for Absci that saw research collaborations with Merck and NVIDIA, and included continued strengthening of our platform, talent, and infrastructure, paving the way for an already-monumental 2023," said Sean McClain, Founder and CEO. "What the world has been seeing over the last few months with the power of generative AI has been central to Absci's vision for years. We have been integrating our generative AI capabilities with our wet lab technologies to enable a new paradigm in drug creation. This January, we demonstrated our ability to create and validate de novo antibodies with zero-shot generative AI -- an industry breakthrough that unlocks the potential to accelerate time to clinic and increase probability of success for new drugs. We’ve leveraged this platform to our partnered programs to develop better biologics, faster."
"And now, complementing our partnerships with premier pharmaceutical and biotech companies, we’ve also built out a world-class team and expanded our capabilities to develop an internal pipeline of assets. With the strategic leadership of Andreas Busch as Chief Innovation Officer, whose long career in drug discovery has resulted in over 10 commercial drugs starting from bench to FDA approval, I believe Absci is well positioned to advance our internal assets this year and demonstrate the power of our platform."
Recent Highlights
•New Active Program in March 2023 leveraging Absci's generative AI drug creation platform capabilities to optimize pharmacokinetic properties for a Phase II candidate with an undisclosed partner.
•Released manuscript on bioRxiv in January demonstrating Absci's ability to create and validate de novo antibodies with zero-shot generative AI, a major milestone for the biotechnology industry. The ability to create de novo therapeutic antibodies in silico could potentially reduce the time it takes to get new drug leads into the clinic by over 50% — from as much as six years down to 18-24 months —

Exhibit 99.1
while also increasing their probability of success in the clinic. In March, submitted expanded data demonstrating Absci's ability to use zero-shot generative AI to create de novo versions of all three heavy chain CDRs (CDR123) with a hit rate up to five to 30 times greater than the biological baselines examined. This data demonstrates the effectiveness of Absci's generative AI platform at generating de novo antibodies that bind to the target of interest.
•SFJ Pharmaceuticals has assumed Absci's technology development and license agreement with PhaseBio Pharmaceuticals, Inc. as well as responsibility for the related Phase III clinical asset (bentracimab) recognized by study title "Bentracimab (PB2452) in Ticagrelor-treated Patients With Uncontrolled Major or Life-Threatening Bleeding or Requiring Urgent Surgery or Invasive Procedure (REVERSE-IT)" with expected initial BLA filing within the next year.
•Released manuscript on bioRxiv showcasing Absci’s creation and use of the largest expression database of its kind to train AI models to make accurate predictions relating codon optimization to protein yield, overcoming a longstanding codon optimization problem. This work represents a robust, accurate AI model to optimize DNA codon sequences to maximize therapeutic protein yield, which could potentially save significant resources in drug creation.
•Entered into partnership with St. John's Cancer Institute (SJCI) to combine Absci's generative AI and wet lab capabilities with SJCI's molecular database of cancer patient specimens to accelerate the development of immunotherapies.
•To strengthen Absci's infrastructure and capabilities in developing an internal pipeline of therapeutic assets towards a value inflection point, opened Innovation Center in Zug, Switzerland and welcomed two Senior Vice Presidents: Christine Lemke, DVM, MBA, SVP of Portfolio & Growth Strategy, and Christian Stegmann, Ph.D., SVP of Drug Creation.
•Deepened Scientific Advisory Board with addition of in silico antibody design expert Dr. Victor Greiff, synthetic biology pioneer Dr. Timothy Lu, and translational medicine veteran Dr. Hubert Truebel, further strengthening Absci's scientific leadership in biologic drug creation.
Fourth Quarter 2022 Financial Results
Revenue was $1.6 million for the three months ended December 31, 2022 compared to $1.5 million for the three months ended December 31, 2021.
Research and development expenses were $11.3 million for the fourth quarter of 2022 compared to $15.8 million for the corresponding prior year period. This decrease was primarily driven by a third quarter strategic reorganization and related personnel costs.

Exhibit 99.1
Selling, general, and administrative expenses were $7.7 million for the fourth quarter of 2022 compared to $9.2 million for the corresponding prior year period. This decrease was primarily due to a reduction in insurance and other personnel costs.
Net loss was $19.5 million for the fourth quarter of 2022, as compared to $25.2 million for the corresponding prior year period.
Full Year 2022 Financial Results
Revenue was $5.7 million for the year ended December 31, 2022 compared to $4.8 million for the year ended December 31, 2021. This increase was primarily driven by the progress and milestone achievement associated with our ongoing programs.
Research and development expenses were $58.9 million for the year ended December 31, 2022 compared to $44.6 million for the year ended December 31, 2021. This increase was primarily driven by increased personnel, increased lab operation costs, and additional investments in platform expansion, including data initiatives and AI capabilities.
Selling, general, and administrative expenses were $40.6 million for the year ended December 31, 2022 compared to $28.8 million for the year ended December 31, 2021. This increase was primarily due to increased personnel and other administrative costs.
Net loss was $104.9 million for the year ended December 31, 2022 compared to $101.0 million for the year ended December 31, 2021.
Cash, cash equivalents, and short-term investments as of December 31, 2022 was $164.4 million, compared to $252.6 million as of December 31, 2021.
2023 Outlook
Absci anticipates at least ten new Active Programs in 2023, based on the company's current partnership pipeline. Absci also expects to generate more cash from execution on partnered programs this year and going forward, as compared to prior years, given the shift from cell line development to discovery programs.
Absci expects a gross use of cash, cash equivalents, and short-term investments, exclusive of partnered program and equipment financing receipts, of approximately $90 million, below prior year use of $105 million. Absci continues to focus its investments and operations on strategic initiatives and near-term inflection points, providing cash and cash equivalents and short-term investments into late 2025, consistent with previous disclosures.

Exhibit 99.1
About Absci
Absci is a generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed antibodies to wet lab-validated candidates in as little as six weeks. Our vision is to deliver breakthrough therapeutics at the click of a button, for everyone. Absci’s headquarters is in Vancouver, WA, with our AI Research Lab in New York City and an Innovation Center in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), Twitter (@Abscibio), and YouTube.
Availability of Other Information About Absci
Investors and others should note that we routinely communicate with investors and the public using our website (www.absci.com) and our investor relations website (investors.absci.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites, as well as on Twitter, LinkedIn and YouTube. The information that we post on these websites and social media outlets could be deemed to be material information. As a result, investors, the media, and others interested in Absci are encouraged to review this information on a regular basis. The contents of our website and social media postings, or any other website that may be accessed from our website or social media postings, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations regarding business operations, financial performance, and results of operations, including our expectations and guidance regarding cash, cash equivalents, and short-term investments, our projected cash usage, needs, and runway, our expectations regarding the timing of regulatory filings related to our programs and the count of new Active Programs, our technology development efforts and the application of those efforts, including accelerating drug development timelines, increasing probability of successful drug development, advancing toward in silico drug design, our drug discovery and development activities related to partnered programs and our internal therapeutic assets, and our internal research and publication efforts, to be covered by the safe harbor provisions for forward-looking

Exhibit 99.1
statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to our ability to effectively collaborate on research, drug discovery, and development activities with our partners or potential partners and challenges inherent in discovery and development of therapeutic assets; along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
investors@absci.com
Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Condensed Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except for share and per share data)	2022	2021	2022	2021
Revenues
Technology development revenue	$1,435	$1,087	$4,529	$4,009
Collaboration revenue	122	365	1,218	773
Total revenues	1,557	1,452	5,747	4,782
Operating expenses
Research and development	11,315	15,766	58,908	44,586
Selling, general and administrative	7,749	9,183	40,552	28,780
Depreciation and amortization	3,586	2,759	13,037	6,654
Total operating expenses	22,650	27,708	112,497	80,020
Operating loss	(21,093)	(26,256)	(106,750)	(75,238)
Other income (expense)
Interest expense	(287)	(200)	(972)	(3,432)
Other income (expense), net	1,409	188	2,357	(31,189)
Total other income (expense), net	1,122	(12)	1,385	(34,621)
Loss before income taxes	(19,971)	(26,268)	(105,365)	(109,859)
Income tax benefit	500	1,102	461	8,899
Net loss	(19,471)	(25,166)	(104,904)	(100,960)
Cumulative undeclared preferred stock dividends	—	—	—	(2,284)
Net loss applicable to common stockholders	$(19,471)	$(25,166)	$(104,904)	$(103,244)

Net loss per share attributable to common stockholders: Basic and diluted	$(0.21)	$(0.28)	$(1.15)	$(2.08)

Weighted-average common shares outstanding: Basic and diluted	91,321,166	89,768,980	90,845,629	49,685,194

Exhibit 99.1
Absci Corporation
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(In thousands, except for share and per share data)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$59,955	$252,569
Restricted cash	15,023	10,513
Short-term investments	104,476	—
Receivables under development arrangements, net	1,550	1,425
Prepaid expenses and other current assets	5,859	8,572
Total current assets	186,863	273,079
Operating lease right-of-use assets	5,319	6,538
Property and equipment, net	52,723	52,114
Intangibles, net	51,622	54,992
Goodwill	21,335	21,335
Restricted cash, long-term	1,864	16,844
Other long-term assets	1,282	1,293
TOTAL ASSETS	$321,008	$426,195
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,412	$8,385
Accrued expenses	20,481	17,434
Long-term debt	2,946	2,400
Operating lease obligations	1,690	1,502
Financing lease obligations	2,296	2,785
Deferred revenue	445	1,353
Total current liabilities	30,270	33,859
Long-term debt - net of current portion	7,984	1,124
Operating lease obligations - net of current portion	7,317	8,969
Finance lease obligations - net of current portion	750	3,231
Deferred tax, net	238	743
Other long-term liabilities	35	12,162
TOTAL LIABILITIES	46,594	60,088
Commitments (See Note 10)
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	9	9
Additional paid-in capital	570,454	557,136
Accumulated deficit	(295,929)	(191,025)
Accumulated other comprehensive loss	(120)	(13)
TOTAL STOCKHOLDERS' EQUITY	274,414	366,107
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$321,008	$426,195